AGREEMENT

This Agreement (the “Agreement”) is dated August 24, 2011 and is made by and between GLOBAL INVESTOR SERVICES INC., a Nevada corporation (the “Company”) and ___________________________, (the  “Investor”).  The Company and the Investor are collectively referred to as the “Parties”.
WHEREAS, on _______, 2011, the Company and the Investor entered into that certain Investment Agreement (the “Investment Agreement”) whereby the Investor provided the Company with _______ DOLLARS ($_____) (the “Funding”) to be used for marketing purposes;
WHEREAS, the Company has made payments to the Investor in the amount of _______ DOLLARS ($_______), which has reduced the Funding to ______ DOLLARS ($______) (the “Outstanding Funding”); [WHEREAS, the Company continues to owe the Investor  ______ DOLLARS ($______) (the “Outstanding Funding”)];
WHEREAS, the Company is undergoing capital constraints and has been unable to make the required payments to the Investor pursuant to the Investment Agreement;
WHEREAS, in order to settle any disputes between the Parties, in exchange for a full release of the Company by the Investor, the Company has agreed to make a payment of ______ DOLLARS ($_____) (the “Payment”) to the Investor and to issue _______ shares of common stock, $.001 par value per share (the “Shares”), to the Investor;
NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and between the Company and Investor as follows:
1. Subject to delivery of the Payment and the Shares, the Investment Agreement and all other arrangement or agreement between the Investor and its affiliates and the Company (the “Obligations”) are hereby terminated and the Parties are not bound by any provision contained therein.  The Investor Agreement and the Obligations are hereby considered null and void and the Company is no longer indebted to the Investor for any amounts owed nor does it have any further obligations to the Investor and the Outstanding Funding is now considered as being paid in full.

2. In Consideration for providing the release and other items set forth in Section 3 of this Agreement, the Company hereby agrees as follows:
a)	To make the Payment to the Investor by wire transfer pursuant to the wire instructions set forth on Exhibit A attached hereto within five (5) business days of signing of this Agreement.
b)
Deliver the Shares to the Investor within five (5) business days of signing this Agreement pursuant to the instructions set forth on Exhibit A, which Shares shall contain a standard restrictive legend as required under the Securities Act of 1933, as amended.

3. In consideration for compensation set forth above under Section 2 paid or delivered by the Company to the Investor and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Investor, on its own behalf and on behalf of any entities which are controlled by the Investor, agrees to release and discharge the Company and its subsidiaries and their respective officers, directors, agents, counsel and employees and their respective heirs, executors, administrators, successors and assigns from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts, controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims and demands whatsoever, in law, admiralty or equity which against them or any of them Investor, the entities controlled by the Investor and its affiliates, executors, administrators, successors and assigns ever had, now have or may in the future can, shall or may have against the Company or any affiliate of them, for, upon or by reason or any matter, cause or thing whatsoever from the beginning of the world to the date of this release which such release expressly excludes any rights that Investor holds as a shareholder of the Company commencing upon receipt of the Shares.

4. Investor warrants and represents as follows:
a)
that no other person or entity has any interest in the matters released herein, and that it has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein.

b)	that he, she or it, as applicable, is an accredited investor as such term is defined under the Securities Act of 1933, as amended.
c)
The Investor has carefully read the Form 10-K Annual Report for the year ended March 31, 2011 filed with the Securities and Exchange Commission on July 19, 2011, which is attached hereto as Exhibit B (the “Annual Report”) and the Risk Factors attached hereto as Exhibit C.  The Investor has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of this Agreement and to obtain such additional information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of same as the undersigned reasonably desires in order to evaluate this Agreement.  The Investor has had the opportunity to discuss any questions regarding any of the disclosure in the Annual Report with his counsel or other advisor.  Notwithstanding the foregoing, the only information upon which the undersigned has relied is that set forth in the Annual Report and the associated risk factors.  The Investor has received no representations or warranties from the Company, its employees, agents or attorneys, in making this investment decision other than as set forth in the Agreement.  The undersigned does not desire to receive any further information.

d)
The Investor is aware that the acquisition of the Shares is a speculative investment involving a high degree of risk, that there is no guarantee that the Investor will realize any gain from this transaction, and that the Investor could lose the total amount of this investment.

e)	The Investor understands that no federal or state agency has made any finding or determination regarding the fairness of the Shares for investment, or any recommendation or endorsement of the Shares.
f)
The Investor is acquiring the Shares for the Investor's own account, with the intention of holding the Shares with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Shares, and shall not make any sale, transfer, or pledge thereof without registration under the Securities Act of 1933, as amended, and any applicable securities laws of any state or unless an exemption from registration is available under those laws.

g)	The Investor acknowledges that the certificates for the Shares which the Investor will receive will contain a legend substantially as follows:
THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT").  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, TRANSFERRED, MADE SUBJECT TO A SECURITY INTEREST, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AS AMENDED, OR EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

h)
The Investor understands that HFP Capital Markets, LLC (“HFP”) and the Company have entered into that certain second amendment to the Engagement Agreement pursuant to which HFP has agreed to act as liason with the Investor and other investors in consideration of the issuance of 2,000,000 shares of common stock of the Company to HFP.  The Investor understands that HFP has not made any finding or determination regarding the fairness of the Shares for investment, or any recommendation or endorsement of the Shares.

i)
The Investor acknowledges that certain investors that participated in similarly structured financing transactions prior to the Funding have received payments in cash from the Company as part of their investment agreement and, as a result, will receive a greater portion of cash than shares of common stock of the Company as a result of such payment assuming they sign an agreement in accordance with the terms set forth herein.

5. Each party shall be responsible for their own attorneys’ fees and costs.
6. Each party acknowledges and represents that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

7. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral.  Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.
8. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.
9. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.
10. The parties agree to waive their right to trial by jury for any dispute arising out of this Agreement. This Agreement and the rights and obligations hereunder shall be construed under and governed by the laws of the State of New York and the laws of the United States of America applicable therein. The parties hereto agree that except as otherwise provided in this Agreement, any claim or dispute arising under or in connection with this Agreement shall be submitted for adjudication exclusively in the United States District Court for the Southern District of New York or, if such court, by its rules, will not exercise jurisdiction, the state court of original jurisdiction of the State of New York, and each of the parties hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. The parties hereto hereby expressly waive any claim such person may now or hereafter have that (i) such court is not a convenient forum for any such adjudication, and (ii) the substantive laws of the State of New York or the procedural laws of such court shall not apply to the resolution of any matter in dispute. The parties hereto further agree and consent to the personal jurisdiction of such court with respect to any claim or dispute arising under or in connection with this Agreement and agree that process issued out of such court or in accordance with the rules of practice of such court shall be properly served if served personally, by certified mail, by overnight delivery service or other form of substituted service, as provided under the rules of practice of such court. The parties hereto expressly acknowledge that the choice of law, choice of forum and other provisions set forth herein are a result of arms length negotiations between the parties hereto.

11. This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.
COMPANY

GLOBAL INVESTOR SERVICES INC.

By:___________________________
Name:           Dr. Joseph Louro
Title:  Chief Executive Officer

INVESTOR

______________________________

Exhibit A – Wire Instructions

XXXXX

Instructions for Delivery of the Shares

XXXXXX

Exhibit B – Form 10-K Annual Report for the year ended March 31, 2011 Delivered to Party

Exhibit C – Risk Factors

AN INVESTMENT IN THE COMPANY IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY ANY INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND SPECULATIVE FACTORS ASSOCIATED WITH THIS OFFERING, AS WELL AS OTHERS DESCRIBED ELSEWHERE IN THIS MEMORANDUM, BEFORE MAKING ANY INVESTMENTS.

CERTAIN OF OUR FILINGS IN OUR REPORTS WITH THE SECURITIES AND EXCHANGE COMMMISSION CONTAIN CERTAIN STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF OUR COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS, INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS MEMORANDUM, INCLUDING THE MATTERS SET FORTH BELOW, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

Risks Related to our Business

We have a limited operating history, and therefore there isa high risk of potential business failure unless we can overcome the various obstacles inherent to an early stage business.

We have only limited prior business operations. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. Investors should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its early stage, many of which are beyond our control, including unanticipated technology development expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described herein will materialize or prove successful, or that we will be able to finalize development of our products or operate profitably.

We have incurred substantial operating losses since inception (August 1, 2005) and we may never achieve profitability.

From our inception on August 1, 2005 through March 31, 2011, we have incurred cumulative losses of $39,525,175 plus an additional loss of $27,233,173 resulting from the full impairment of the Goodwill being carried from our acquisitions. Our cumulative loss as of March 31, 2011 was $66,758,348. As a result of the start-up nature of our business, we expect to continue to incur substantial expenses. There can be no assurance that we will achieve profitability in the immediate future or at any time. We do not expect to be profitable in 2011, during which we will engage primarily in marketing our products. Our cash balance on March 31, 2011 was $124,031 and our average cash burn for the year ended March 31, 2011 was approximately $131,163 per month. As of the date hereof, we have minimal operating capital to continue our business and marketing initiatives for the next twelve months. As a result, the Company is actively seeking to secure additional working capital through the sale of its securities or otherwise.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

In their audit opinion issued in connection with our consolidated balance sheets as of March 31, 2011 and our related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended March 31, 2011, our auditors have expressed substantial doubt about our ability to continue as a going concern given our recurring net losses, negative cash flows from operations and the limited amount of funds on our balance sheet. We have prepared our financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue in existence.

Given our historical financial losses and current financialcondition we will need additional financing to execute our business plan for the fiscal year ending March 31, 2012. Our inability to obtain sufficient additional capital could reduce the value the market currently places on our common stock.

We have no current commitment for such future funding and there can be no assurance that additional capital will be available on terms acceptable to us, or at all. Selling additional stock would dilute the equity interests of our stockholders. Further, if we sell stock at a price lower than the conversion price of the certain outstanding Convertible Promissory Notes the number of shares of our common stock issuable upon conversion of those Notes will automatically increase; thereby further diluting the equity interests of our stockholders. If we are unable to secure additional capital, we will be forced to reduce our investment in development and commercialization efforts, which will impair our ability to execute our plans. We used cash of $1,573,960 in operating activities for the fiscal year ended March 31, 2011 and, expect to generate positive cash from operations in the fiscal year ending March 31, 2012.

We may not be able to manage our growth effectively, which could slow or prevent our ability to achieve profitability.

The ability to manage and operate our business as we execute our development and growth strategy will require effective planning. Significant rapid growth could strain our internal resources and delay or prevent our efforts to achieve profitability. We expect that our efforts to grow will place a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to successfully attract, train, motivate, retain and manage new employees and continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively slower growth is likely to occur and thereby slowing or negating our ability to achieve and sustain profitability.

The industry in which the Company operates is highly competitive and has low barriers to entry. Increased competition would make profitability even more difficult to achieve.

The Company competes with many providers of business and financial information including INVESTools, optionsXpress, Bloomberg, S&P’s Capital IQ, Dun & Bradstreet, Reuters, Standard & Poor’s, Thompson Financial, 10-K Wizard, MSN, Yahoo!, TheStreet.com among others. Its industry is characterized by low barriers to entry, rapidly changing technology, evolving industry standards, frequent new product and service introductions and changing customer demands. Many of its existing competitors have longer operating histories, name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company does. Current competitors or new market entrants could introduce products with features that may render the Company’s products and services obsolete or uncompetitive. To be competitive and to serve its customers effectively, the Company must respond on a timely and cost-efficient basis to changes in technology, industry standards and customer preferences. The cost to modify its products, services or infrastructure in order to adapt to these changes could be substantial and the Company cannot be sure that it will have the financial resources to fund these expenses. Increased competition could result in reduced operating margins, as well as a loss of market share and brand recognition. If these events occur, they could have a material adverse effect on the Company’s revenues.

Our business could be negatively affected by any adverse economic developments in the securities markets and/or the economy in general.

We depend on the interest of individuals in obtaining financial information and securities trading strategies to assist them in making their own investment decisions. Significant downturns in the securities markets or in general economic conditions may cause individuals to be reluctant to make their own investment decisions and thus decrease the demand for our products.

The Company may encounter risks relating to security or other system disruptions and failures that could reduce the attractiveness of its sites and that could harm its business.

Although the Company has implemented various security mechanisms, its business is vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. For instance, because a portion of its revenue is based on individuals using credit cards to purchase subscriptions over the Internet and a portion from advertisers who seek to encourage people to use the Internet to purchase goods or services, the Company’s business could be adversely affected by these break-ins or disruptions. Additionally, its operations depend on its ability to protect systems against damage from fire, earthquakes, power loss, telecommunications failure, and other events beyond the Company’s control. Moreover, the Company’s website may experience slower response times or other problems for a variety of reasons, including hardware and communication line capacity restraints, software failures or during significant increases in traffic when there have been important business or financial news stories and during the seasonal periods of peak SEC filing activity. These strains on its systems could cause customer dissatisfaction and could discourage visitors from becoming paying subscribers. The Company’s websites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of information from Stockdiagnostics.com. These types of occurrences could cause users to perceive its website and technology solutions as not functioning properly and cause them to use other methods or services of its competitors. Any disruption resulting from these actions may harm the Company’s business and may be very expensive to remedy, may not be fully covered by our insurance and could damage its reputation and discourage new and existing users from using its products and services. Any disruptions could increase costs and make profitability even more difficult to achieve.

The Company could face liability and other costs relating to storage and use of personal information about its users.

Users provide the Company with personal information, including credit card information, which it does not share without the user’s consent. Despite this policy of obtaining consent, however, if third persons were able to penetrate the Company’s network security or otherwise misappropriate its users’ personal or credit card information, it could be subject to liability, including claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims, and misuses of personal information, such as for unauthorized marketing purposes. New privacy legislation may further increase this type of liability. Furthermore, the Company could incur additional expenses if additional regulations regarding the use of personal information were introduced or if federal or state agencies were to investigate our privacy practices.

 Our future success depends on retaining our existing key employees and hiring and assimilating new key employees. The loss of key employees or the inability to attract new key employees could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

Our success depends in part on our ability to retain key employees including our executive officers. Although we have certain employment agreements in effect with our executives, each executive can terminate his or her agreement generally with 90 days notice. It would be difficult for us to replace any one of these individuals. In addition, as we grow we will need to hire additional key personnel. We may not be able to identify and attract high quality employees or successfully assimilate new employees into our existing management structure.

Risks Related to our Stockholders and Shares of Common Stock

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. We have experienced significant volatility in the price of our stock over the past few years. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

There are restrictions on the transferability of our Shares.

You cannot offer, sell, pledge or otherwise transfer the Shares unless subsequently registered pursuant to, or exempt from registration under, the Securities Act and any other applicable federal or state securities laws or regulations.  You may rely on the exemption from registration provided by Rule 144 of the Securities Act (“Rule 144”), subject to certain restrictions, starting six months from the date of the Agreement.

Compliance with the criteria for securing exemptions under federal securities laws and the securities laws of the various states is extremely complex, especially in respect of those exemptions affording flexibility and the elimination of trading restrictions in respect of securities received in exempt transactions and subsequently disposed of without registration under the Securities Act or state securities laws.  There can be no assurance that we will fulfill any reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us, as is required by Rule 144 as part of the conditions of our availability.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of Broker-Dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the Over-The-Counter Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

Our Common Stock trades in a limited public market; accordingly, investors face possible volatility of share price.

Our common stock is quoted on the OTC Bulletin Board, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the NASDAQ National Market or NASDAQ Capital Market). We cannot give assurance that we will be able to meet the listing standards of any stock exchange, such as the American Stock Exchange or the Nasdaq National Market, or that we will be able to maintain any such listing. Such exchanges require companies to meet certain initial listing criteria including certain minimum bid prices per share. We may not be able to achieve or maintain such minimum bid prices or may be required to effect a reverse stock split to achieve such minimum bid prices. Our common stock is currently quoted on the OTC Bulletin Board. Until our common stock is listed on an exchange, we expect that it will continue to be quoted on the OTC Bulletin Board. In this venue, however, an investor may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our common stock to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would make it more difficult for us to raise additional capital.

We have never paid dividends on our Common Stock.

We have never paid dividends on our Common Stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business strategy.

Authorization of Preferred Stock.

Our Certificate of Incorporation authorizes the issuance of up to 75,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock.  In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of its authorized Preferred Stock, there can be no assurance that the Company will not do so in the future.

A small number of existing shareholders own a significant amount of our Common Stock, which could limit your ability to influence the outcome of any shareholder vote.

Our executive officers, directors and shareholders holding in excess of 5% of our issued and outstanding shares, beneficially own over 45% of our Common Stock, before giving effect to the Offering. Under our Articles of Incorporation and Nevada law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action.  As a result, these individuals will be able to significantly influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions.

If a public market for our common stock develops, trading will be limited under the SEC’s penny stock regulations, which will adversely affect the liquidity of our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person's account for transactions in penny stocks; and

●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●
make a reasonable determination that the transactions in penny stocks are   suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable   of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

An investment in the Securities is speculative and there can be no assurance of any return on any such investment.

An investment in the Shares is speculative and there is no assurance that investors will obtain any return on their investment.  Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.